UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2001

Heritage Commerce Corp

(Exact name of registrant as specified in its charter)

CA	00-23877	77-0469558

(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Blvd., San Jose, CA		95113

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (408) 947-6900

None

(Former name or former address, if changed since last report.)

Item 5. Other Events.
SIGNATURES

Item 5. Other Events.

HERITAGE COMMERCE CORP AFFILIATE
TO PURCHASE COMPANY’S COMMON STOCK
FOR EMPLOYEE STOCK PROGRAM

San Jose, California. Heritage Commerce Corp (the “Company”) (NASDAQ: HTBK) announced today, that its affiliate, the Heritage Commerce Corp Employee Stock Ownership Plan (the “ESOP”), has established a line of credit in the amount of $1,000,000 with Bank of Sacramento. The line of credit will be used to purchase shares of Heritage Commerce Corp common stock in the open market. The ESOP was established on January 1, 1997 to provide employees with an opportunity to share in the growth and prosperity of the Company and accumulate capital for their future economic security.

Brad L. Smith, Chairman and CEO of Heritage Commerce Corp stated, “We believe that current market conditions create an opportunity to acquire Heritage Commerce Corp common stock for the long term benefit of the Company’s employees at a very attractive price. We are pleased that the ESOP has the borrowing capacity to avail itself of this opportunity.”

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of four independent community banks: Heritage Bank of Commerce, headquartered in San Jose with SBA Loan Production Offices in San Jose, Fresno, Pittsburg, Santa Cruz, Elk Grove, Watsonville and Chico; Heritage Bank East Bay, headquartered in the city of Fremont with an office in Danville; Heritage Bank South Valley in Morgan Hill with a Branch in Gilroy, and Bank of Los Altos, with two locations in Los Altos and one in Mountain View.

Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations, including the real estate market in California and other factors beyond the Company’s control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors, which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 28, 2001		HERITAGE COMMERCE CORP

	By:	/s/ Lawrence D. McGovern

Lawrence D. McGovern Chief Financial Officer / Executive Vice President

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